Exhibit 16.1

PLS CPA, A PROFESSIONAL CORP.
⧫ 4725MERCURY STREET #210 ⧫ SAN DIEGO ⧫ CALIFORNIA 92111⧫
⧫ TELEPHONE (858)722-5953 ⧫ FAX (858) 858-761-0341 ⧫ FAX (858) 433-2979
⧫ E-MAIL changgpark@gmail.com ⧫

November 29, 2016

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-7561

Re: Interactive Multi-Media Auction Corporation

Dear Madame or Sir

On October 13, 2016 our appointment as auditor for Interactive Multi-Media Auction Corporation, ceased. We have read Interactive Multi-Media Auction Corporation’s statement included under Item 4.01 of its Form 8-K dated October 13, 2016 and agree with such statements, insofar as they apply to us.

Very truly yours,

/s/ PLS CPA
____________________________
PLS CPA, A Professional Corp.
San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board